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                                                                    EXHIBIT 11.1

FRESH CHOICE, INC.
COMPUTATIONS OF NET INCOME PER COMMON AND EQUIVALENT SHARE
(In thousands, except per share amounts)


                                Twelve Weeks Ended     Twenty-Four Weeks Ended
                               --------------------    -----------------------
                               June 15,    June 16,     June 15,     June 16,
                                 1997        1996         1997         1996
                               --------    --------     --------     --------
Net income (loss)               $ 233        $  95       $ (416)      $ (771)
                                =====        =====       ======       ======
Weighted average common
  shares outstanding            5,663        5,646        5,662        5,605

Common share equivalents(1)     1,191           40            -            -
                                -----        -----       ------       ------
Shares used in computation      6,854        5,686        5,662        5,605
                                =====        =====       ======       ======

Net loss per common and
  equivalent share              $0.03        $0.02       $(0.07)      $(0.14)
                                =====        =====       ======       ======


(1) Common share equivalents relating to stock options, warrants and convertible preferred shares have been excluded from the computations for the twenty-four weeks ended June 15, 1997 and June 16, 1996 as they would be anti-dilutive.